EXHIBIT 21



                             IPI, INC. SUBSIDIARIES



As of November 30, 2000, the Company directly or indirectly held 100% of the voting power of the following entities:


                                                State or Other Jurisdiction
                                                ---------------------------
     Name                                       of Incorporation or Organization
     ----                                       --------------------------------

     Insty-Prints, Inc.                         Minnesota

     IPI Holdings, LLC                          Minnesota

     IPI Management, LLC                        Minnesota

     Texas IPI, L.P.                            Texas

     Change of Mind Learning Systems, Inc.      Minnesota